Exhibit 99.1

4400 POST OAK PARKWAY SUITE 1900 HOUSTON, TEXAS 77027

PRESS RELEASE                                  FOR IMMEDIATE RELEASE

MIDSTATES PETROLEUM REPORTS FOURTH QUARTER AND FULL YEAR 2012

FINANCIAL AND OPERATING RESULTS

HOUSTON— March 5, 2013 — Midstates Petroleum Company, Inc. (NYSE: MPO) (“Midstates” or the “Company”) announced today its financial and operating results for the three months and full year ended December 31, 2012.  Midstates’ fourth quarter results were driven by a 91% sequential quarter increase in production, primarily resulting from the successful integration of the Eagle Energy Production, LLC (“Eagle”) property acquisition which closed October 1, 2012.

Highlights include:

•                  Average daily production rose 91% to 15,592 net barrels of oil equivalent (“Boe”) per day from 8,182 net Boe per day in the third quarter of 2012; production from Mid-Continent operations (which includes Midstates’ Oklahoma and Kansas properties) averaged 7,207 Boe per day while production from Gulf Coast operations (which includes Midstates’ Louisiana properties) averaged 8,385 Boe per day.

•                  Adjusted EBITDA totaled $48.6 million, up 49% from $32.7 million in the third quarter of 2012. See “Non-GAAP Financial Measures” in the tables below for a definition of Adjusted EBITDA and a reconciliation to net income (loss) and net cash provided by operating activities.

•                  Adjusted Net Income (which excludes unrealized gains/losses on derivatives and transaction costs associated with the Eagle property acquisition and the related income tax effect) was $5.5 million compared with $1.7 million in the third quarter of 2012. See “Non-GAAP Financial Measures” in the tables below for a definition of Adjusted Net Income and a reconciliation to net income (loss).

•                  Cash Operating Expenses (which includes lease operating and workover expenses, severance and ad valorem taxes, and the cash portion of general and administrative expenses, but excludes transaction costs associated with the Eagle property acquisition) were reduced 24% to $20.26 per Boe from $26.67 per Boe in the third quarter of 2012. See “Non-GAAP Financial Measures” in the tables below for a definition of Cash Operating Expenses and a reconciliation to Operating Expenses.

•                  30 gross wells were spud during the fourth quarter of 2012 and 34 were placed into production.  At quarter end, 12 were awaiting completion and seven were drilling.  Since December 31, 2012, Midstates has spud 14 additional wells.

•                  In the North Cowards Gully field, the McFatter 8H-1 was drilled to a total measured depth of 16,870 feet, including a 3,350-foot lateral.  The well was completed in the first quarter of 2013 with 10 stages of fracture stimulation and had an initial 14-day IP rate of 1,157 Boe per day comprised of 80% liquids.  The McFatter 8H-1 is the first follow up well to the previously announced Musser-Davis 8H-1 drilled during the fall of 2012.

•                  Year-end 2012 proved reserves increased 188% to 75.5 million barrels of oil equivalent (“MMBoe”) from 26.2 MMBoe at year-end 2011.  Organic drilling reserve additions (before revisions to previous reserve estimates) totaled 20.9 MMboe at a cost of $21.48 per Boe, while acquisitions added 35.0 MMBoe at a cost of $19.03 per Boe.  All-in finding, development and acquisition costs for 2012 were $21.08 per Boe. See

“Non-GAAP Financial Measures” in the tables below for a definition of all-in finding, development and acquisition costs.

The following previously-disclosed events occurred during the fourth quarter and were effective October 1, 2012:

•                  Closing of the Eagle property acquisition for $325 million in cash (before customary post-closing adjustments and adjustments for expenses incurred and revenue received by Eagle since June 1, 2012) and 325,000 shares of Midstates’ Series A Mandatorily Convertible Preferred Stock with an initial liquidation preference value of $1,000 per share.

•                  Amendment of the Company’s revolving credit facility to increase the borrowing base (subject to semiannual redetermination) to $250 million.

•                  Closing of the private issuance of $600 million in aggregate principal amount of 10.75% senior unsecured notes (the “Notes”) due 2020.  A portion of the net proceeds was used to fund the cash portion of the Eagle property acquisition.

John Crum, Midstates’ Chief Executive Officer and President commented, “Our fourth quarter results clearly reflect the strong positive benefits of production from and drilling on the Mississippian Lime properties that were acquired effective October 1, 2012, as well as successful drilling in Louisiana.  The newly acquired properties and the Eagle staff are being quickly integrated into Midstates and we are very pleased with the better-than-expected results we are experiencing.  Our cash operating expenses on a Boe basis fell 24% reflecting the higher production volumes as well as lower overall costs associated with our newly acquired assets. We are likewise very pleased with our 188% proved reserve growth in 2012 which was driven by the Eagle property acquisition as well as strong organic growth from our successful drilling programs in both Louisiana and Oklahoma.”

Three Months Ended December 31, 2012 Financial Results

Adjusted EBITDA totaled $48.6 million in the fourth quarter of 2012, compared to $47.5 million in the fourth quarter of 2011 and $32.7 million for the third quarter of 2012.  See “Non-GAAP Financial Measures” in the tables below for a description of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided by operating activities.

The Company reported a net loss of $2.4 million, or $0.04 per share, in the fourth quarter of 2012 as compared to a net loss of $39.3 million in the fourth quarter of 2011 and a net loss of $17.8 million in the third quarter of 2012.  The net loss for the fourth quarter of 2012 includes unrealized losses on derivatives of $0.9 million as well as transaction costs associated with the Eagle property acquisition of $12.2 million and a non-cash tax expense of $0.6 million.

Adjusted Net Income, which excludes unrealized gains and losses on derivatives as well as transaction costs associated with the Eagle property acquisition and the related tax impact of each, was $5.5 million in the fourth quarter of 2012 compared with a loss of $16.6 million in the fourth quarter of 2011 and income of $1.7 million in the third quarter of 2012.  See “Non-GAAP Financial Measures” in the tables below for a reconciliation of Adjusted Net Income to net income (loss).

Production during the fourth quarter of 2012 increased 65% to 15,592 Boe per day compared to 9,433 Boe per day produced during the fourth quarter of 2011, and 91% compared with 8,182 Boe per day in the third quarter of 2012. Fourth quarter 2012 production from Midstates’ Mid-Continent properties averaged 7,207 Boe per day, or 46% of total production, while Gulf Coast properties contributed the balance of 8,385 Boe per day. Oil volumes comprised 51% of production, NGLs 19%, and natural gas 30% on a Boe basis. In the comparable period of 2011, oil volumes comprised 54% of production, NGLs 12%, and natural gas 34%.  Prior to the fourth quarter of 2012, all of Midstates’ production was from its Gulf Coast properties.

Midstates’ average realized price per barrel of oil, before realized commodity derivatives, was $98.60 ($93.65 with realized derivatives) in the fourth quarter of 2012 as compared to $115.46 ($105.77 with realized derivatives) for the fourth quarter of 2011, and $104.32 ($96.15 with realized derivatives) in the third quarter of 2012.  The Company’s average realized price for NGL sales, before realized commodity derivatives, was $33.84 per barrel ($38.79 with realized derivatives) in the fourth quarter of 2012 as compared to $35.46 in the third quarter of 2012.  Natural gas averaged $3.10 per mcf, before realized commodity derivatives ($3.98 with realized derivatives) in the fourth quarter of 2012 compared to $2.97 per mcf in the third quarter of 2012. During the comparable period of 2011, Midstates’ average realized price for NGL sales was $57.08 per barrel and natural gas averaged $3.32 per mcf. The Company did not have hedges in place on its natural gas or NGL production prior to October 1, 2012.

Oil, natural gas and NGL sales revenues increased 35% or $23.2 million to $89.4 million during the fourth quarter of 2012 as compared to $66.2 million for the fourth quarter of 2011, and by 50% or $29.9 million compared to $59.5 million in the third quarter of 2012. The Company’s net mark-to-market derivative positions moved from unrealized losses of $22.7 million and $29.6 million in the fourth quarter of 2011 and the third quarter of 2012, respectively, to an unrealized loss of $0.9 million in the fourth quarter of 2012. The realized position for the fourth quarter of 2012 moved to an insignificant gain compared to a realized loss of $4.6 million for the fourth quarter of 2011, and a realized loss of $4.2 million for the third quarter of 2012.

Three Months Ended December 31, 2012 Costs and Expenses

Lease operating and workover expenses totaled $11.5 million, or $8.05 per Boe, compared with $6.6 million, or $8.72 per Boe, in the third quarter of 2012.  These amounts reflect the inclusion of the Eagle properties effective October 1, 2012 which have, on average, lower operating costs than our Gulf Coast properties.

Severance and ad valorem taxes increased $0.3 million to $6.8 million from $6.5 million in the third quarter of 2012.  Severance and ad valorem taxes as a percentage of oil, natural gas and NGL sales revenue (before derivatives) declined to 7.6% for the fourth quarter of 2012 as compared to 10.8% for the third quarter of 2012, primarily due to the lower effective Oklahoma severance tax rate on production volumes added from the Eagle property acquisition as well as lower ad valorem taxes in Oklahoma versus those assessed on our Gulf Coast properties.

The Company’s general and administrative expenses (before transaction costs associated with the Eagle property acquisition) were $11.6 million or $8.07 per Boe, compared to $7.9 million or $10.56 per Boe, for the third quarter of 2012.  Fourth quarter general and administrative expenses included non-cash share-based compensation expense of $0.9 million or $0.62 per Boe.  Transaction costs associated with the Eagle property acquisition totaled approximately $12.2 million, or $8.51 per Boe, and represent advisory, due diligence, legal and other fees that are required to be expensed under US GAAP.

Total cash operating costs (which includes lease operating and workover expenses, severance and ad valorem taxes, and the cash portion of general and administrative expenses, but excludes transaction costs associated with the Eagle property acquisition) decreased 24% to $20.26 per Boe from $26.67 per Boe in the third quarter of 2012. See “Non-GAAP Financial Measures” in the tables below for a definition of Cash Operating Expenses and reconciliation to Operating Expenses.

Depreciation, depletion and amortization expense (“DD&A”) totaled $39.0 million compared with $30.7 million in the third quarter of 2012.  The DD&A rate for the fourth quarter of 2012 fell to $27.17 per Boe compared to $40.76 per Boe in the 2012 third quarter due to the lower relative cost of the proved reserves acquired in the Eagle property acquisition and the impact of the increase in net proved reserves during 2012 associated with Midstates’ successful drilling program in both Louisiana and Oklahoma.

Total interest expense (after amounts capitalized) was $9.4 million for the fourth quarter of 2012 versus $0.9 million in the third quarter of 2012.  The Company capitalized $8.0 million in interest to unproved properties during the fourth quarter of 2012.  The increase in interest expense was related to the Company’s 10.75% Notes issued on October 1, 2012.

The Company recorded income tax expense during the quarter of $0.6 million, as compared to income tax benefit of $11.6 million in the third quarter of 2012. Excluding the effect of the tax charge related to the Company’s reorganization in connection with its initial public offering, the effective tax rate for the year was 40%.  The Company does not expect to have a cash income tax liability for the foreseeable future.

Year-end 2012 Proved Reserves

Midstates grew its year-end 2012 reserves to 75.5 MMBoe, up 188% from 26.2 MMBoe at year-end 2011.  Year-end 2012 reserves were comprised of 50% oil, 19% NGLs and 31% natural gas. Of the total reserves, 37% are proved developed. Geographically, 36.8 MMBoe are in Louisiana, a 40% increase over 2011 year-end reserves, and 38.7 MMBoe are in Oklahoma. Midstates operates 94% of its reserves and improved its reserve life at year-end 2012 to 13.3 years using year-end 2012 proved reserves divided by annualized fourth quarter 2012 production rates.

During 2012, extensions, discoveries and other additions added 20.9 MMBoe, reflecting organic reserve replacement of 572% of 2012 production.  The Eagle property acquisition added 35.0 MMBoe of proved reserves.  At year-end 2012, Oklahoma reserves totaled 38.7 MMBoe comprised of 38% oil, 22% NGLs, and 40% natural gas.  All-in, including acquisitions, drill-bit additions and revisions, the Company replaced 1,446% of total 2012 production.  Midstates’ reserves were fully engineered by its third-party reserve engineers, Netherland Sewell and Associates.

	Oil	NGL	Gas
Total Proved Reserves	(MMBbl)	(MMBbl)	(Bcf)	MMBoe

Balance, December 31, 2011	15.7	4.0	38.7	26.2
Extensions and discoveries	12.3	3.2	32.6	20.9
Purchase of reserves in place	13.0	7.8	85.3	35.0
Revisions of previous estimate	(1.4)	(0.2)	(8.5)	(3.0)
Production	(2.1)	(0.6)	(5.7)	(3.6)
Balance, December 31, 2012	37.5	14.2	142.4	75.5

Proved developed, December 31, 2012	13.2	5.4	54.8	27.8
Proved undeveloped, December 31, 2012	24.3	8.8	87.6	47.7

Costs Incurred in Oil and Gas Acquisition, Exploration and Development Activities

In 2012, the Company incurred total acquisition, exploration and development costs of $1,115.5 million.  Acquisition costs, including assumed asset retirement obligations, totaled $665.7 million, or $19.03 per Boe of proved reserves acquired, while the cost of adding new reserves from organic drilling activities totaled $449.8 million, or $21.48 per Boe.  All-in finding, development and acquisition costs for 2012, including the effect of revisions to previous reserve estimates, were $21.08 per Boe.

For the Twelve Months Ended December 31, 2012
(in millions)
Property acquisition costs
Unproved properties	$245.0
Proved properties (1)	420.7
Exploration and development costs	449.8
Total	$1,115.5

(1)         Includes $2.7 million of asset retirement obligations assumed on October 1, 2012 as part of the Eagle property acquisition.

Liquidity and Capital Investment

On December 31, 2012, Midstates’ liquidity was $175 million, consisting of $156 million of available borrowing capacity under the Company’s revolving credit facility (which at that date, consisted of a borrowing base of $250 million) and $19 million of cash and cash equivalents.

On October 1, 2012, the Company closed a private issuance of $600 million in aggregate principal amount of 10.75% Senior Notes.  The Notes mature on October 1, 2020 and were issued at 100% of face value.  The net proceeds from the Notes offering of $582 million (net of the initial purchasers’ discount and related offering expenses) were used to fund the cash portion of, and expenses related to, the Eagle property acquisition, to repay $182.9 million in outstanding borrowings under the Company’s revolving credit facility and for general corporate purposes.  Also on October 1, 2012, in connection with the Eagle property acquisition and pursuant to the previously executed amendments to the Company’s revolving credit facility, the initial borrowing base under the Company’s revolving credit facility was increased to $250 million (subject to redetermination in March 2013) and the maturity date was extended to October 1, 2017.

Excluding the Eagle acquisition, during the three and twelve months ended December 31, 2012, the Company incurred capital expenditures of $134.2 million and $449.0 million, respectively, consisting primarily of (in millions):

	For the Three Months Ended December 31, 2012	For the Twelve Months Ended December 31, 2012
Drilling and completion activities	$110.9	$361.0
Acquisition of acreage and seismic data	13.1	55.3
Facilities and other	2.2	21.5
Capitalized interest	8.0	11.2
Total capital expenditures incurred (1)	$134.2	$449.0

(1)         Does not include asset retirement obligations incurred or assumed during the period; however does include certain capital expenditures not considered to be related to oil and gas operations.

Of the $134.2 million incurred for the three months ended December 31, 2012, $86.3 million was invested in our Gulf Coast properties, $39.9 million was invested in our Mid-Continent properties, and $8.0 million represented capitalized interest.

Gulf Coast Operations Update

During the three months ended December 31, 2012, Midstates continued its successful development at Pine Prairie and drilled or sidetracked 14 vertical wells, including eight wells in its shallow program and six wells in its Wilcox program.  The Company plans to drill five to six vertical wells at Pine Prairie during the first quarter.

In the North Cowards Gully field, the McFatter 8H-1 was drilled to a total measured depth of 16,870 feet including a 3,350-foot lateral.  The well was completed in the first quarter of 2013 with 10 stages of fracture stimulation and had an initial 14-day IP rate of 1,157 Boe per day comprised of 80% liquids.  The McFatter 8H-1 is the first follow up well to the previously announced Musser-Davis 8H-1 drilled during the fall of 2012.  Results from the first two wells in North Cowards Gully are encouraging to the continued development of the field as well as the use of horizontal drilling.  Midstates plans to spud the next horizontal well in the field, the Woods 10H-1, before the end of the first quarter of 2013.

Since the beginning of the first quarter of 2013, Midstates has spud its first Wilcox horizontal well at South Bearhead Creek, the Musser Davis 33/28HC-1.  The Musser Davis 33/28HC-1 is currently drilling and is expected to be completed in the second quarter of 2013.  In the West Gordon field, the AKS 5H-1 horizontal reentry and sidetrack recently reached a total measured depth of 16,800 feet and is expected to be completed before the end of the quarter.  Midstates plans to invest approximately $55 to $60 million in the Gulf Coast region in Louisiana during the first quarter of 2013.

At December 31, 2012, Midstates had approximately 151,800 net acres under lease or option, comprised of approximately 96,800 net leased acres and approximately 55,000 net optioned acres. The Company is currently evaluating the 200 square mile Fleetwood 3D seismic survey and plans to drill its first well based on this data later this year.

Mid-Continent Operations Update

The Company had four rigs active in its Mississippian Lime horizontal program in Oklahoma, spud 13 operated wells and placed a total of 14 operated wells into production.  At December 31, 2012, four wells were drilling and nine were awaiting completion or connection to pipelines.

Since assuming control of the Eagle properties on October 1, 2012, Midstates has brought 19 wells into production.  On average, the wells have approximately 4,000 foot laterals and 10 frac stages.  Seventeen of these wells have been on production for approximately thirty days and have average 30-day IP rates of 638 Boe per day with approximately 65% liquids.

During the first quarter of 2013, Midstates plans to invest approximately $65 to $70 million in its Mid-Continent region, which includes the drilling of 13-15 horizontal wells and infrastructure projects.  The Company will continue to operate four rigs in the area in the first quarter.

At December 31, 2012, Midstates had approximately 98,000 net acres under lease in the Mid-Continent region, comprised of approximately 83,000 net leased acres in the Mississippian Lime (77,400 in Woods and Alfalfa Counties in Oklahoma and 5,600 acres in Kansas) and approximately 15,000 in the Hunton in Lincoln County, Oklahoma.  The Company is participating in a 3-D seismic shoot in northwest Oklahoma that will cover approximately 300 square miles.

John Crum, Midstates’ Chairman, President and CEO commented, “The Eagle property acquisition was an important step in growing Midstates.  This key new focus area in the Mississippian Lime provided us with an expanded geographical footprint, added significantly to our scope and scale, and gave us the opportunity to further employ our strong operating and technical expertise.  Just as importantly, it provides the ability to optimize capital allocation across a diversified portfolio.”  Crum continued, “We are very encouraged by the positive results from our Oklahoma drilling program since we assumed control of the properties on October 1, 2012. These results outperformed the type curve we utilized when we analyzed the acquisition last summer.  Our technical teams continue to pursue ways to improve our drilling and completion efficiencies, lower costs, and decrease cycle times.  In Louisiana, we are also pleased with the successes in our drilling programs in Pine Prairie and are likewise encouraged by the results achieved in our first two horizontal successes at North Cowards Gully.  Our highly-motivated team is committed to building on last year’s successes and growing shareholder value.”

Conference Call Information

The Company will host a conference call to discuss fourth quarter and full year 2012 results on Wednesday, March 6, 2013 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Participants may join the conference call by dialing (877) 645-4610 (for U.S. and Canada) or (707) 595-2723 (International). The conference access code is 15741569 for all participants. To listen via live web cast, please visit the Investor Relations section of the Company’s website, www.midstatespetroleum.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available for seven days until Wednesday, March 13, 2013 at 11:59 p.m. Eastern Time (10:59 p.m. Central Time) and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International). The conference call replay access code is 15741569 for all participants. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques to oil-prone resources in previously discovered yet underdeveloped hydrocarbon trends. Founded in 1993, the Company’s operations are currently focused on oilfields in the Upper Gulf Coast Tertiary trend onshore in central Louisiana and the Mississippian Lime trend in northwestern Oklahoma and southern Kansas. Midstates is headquartered in Houston, Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements that are not statements of historical fact, including statements regarding the Company’s strategy, goals, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, and the benefits of the Eagle acquisition are forward-looking statements. When used in this release, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project,” “guidance,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  Without limiting the generality of the foregoing, these statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, the Company gives no assurance that these plans, intentions or expectations will be achieved when anticipated or at all. Moreover, such statements are subject to a number of factors, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. The Company discloses important factors that could cause our actual results to differ materially from its expectations in the “Risk Factors” section of the Company’s Form 10-Q for the three months ended September 30, 2012 and other filings with the SEC.  These factors include, but are not limited to, the inability of the Company to integrate the Eagle acquisition and realize anticipated benefits therefrom; risks or liabilities assumed as a result of the Eagle acquisition; increases in our indebtedness; our ability to meet financial and operating guidance, to achieve our production targets, successfully manage our capital expenditures and to complete and to test and produce the wells and prospects identified in this release; variations in the market demand for, and prices of, oil and natural gas; uncertainties about the Company’s estimated quantities of oil and natural gas reserves; the infrastructure for salt water disposal; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its revolving credit facility; general economic and business conditions; failure to realize expected value creation from property acquisitions; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; risks related to the concentration of the Company’s operations onshore in central Louisiana and northwestern Oklahoma; the outcome of the Clovelly litigation with respect to certain of the Company’s Pine Prairie properties; drilling results; and potential financial losses or earnings reductions from the Company’s commodity derivative positions.

Any forward-looking statement speaks only as of the date such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

*********

Contact:

Midstates Petroleum Company, Inc.

Al Petrie, Investor Relations, (713) 595-9427

Al.Petrie@midstatespetroleum.com

or

Garrett Galloway, 713-595-9323

Garrett.Galloway@midstatespetroleum.com

Midstates Petroleum Company, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,878	$7,344
Accounts receivable:
Oil and gas sales	35,618	23,792
Joint interest billing	10,815	—
Severance tax refund	703	3,413
Other	3,163	249
Prepayments	220	2,642
Inventory	8,353	5,713
Commodity derivative contracts	5,695	4,957
Total current assets	83,445	48,110

PROPERTY AND EQUIPMENT:
Oil and gas properties, on the basis of full-cost accounting:
Proved properties	1,522,723	644,393
Unevaluated properties	313,941	76,857
Other property and equipment	5,038	1,672
Less accumulated depreciation, depletion, and amortization	(274,294)	(148,843)
Net property and equipment	1,567,408	574,079

OTHER ASSETS:
Commodity derivative contracts	1,717	588
Other noncurrent assets	25,413	1,879
Total other assets	27,130	2,467

TOTAL	$1,677,983	$624,656

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$29,196	$35,731
Accrued liabilities	98,649	37,524
Commodity derivative contracts	7,582	12,599
Total current liabilities	135,427	85,854

LONG-TERM LIABILITIES:
Asset retirement obligations	15,245	7,627
Commodity derivative contracts	3,943	10,178
Long-term debt	694,000	234,800
Deferred income taxes	184,598	—
Other long-term liabilities	1,189	695
Total long-term liabilities	898,975	253,300

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’/MEMBERS’ EQUITY
Capital contributions	—	322,496
Preferred stock, $0.01 par value, 49,675,000 shares authorized; no shares issued or outstanding	—	—
Series A mandatorily convertible preferred stock, $1,000 liquidation value; 8% cumulative dividends; 325,000 shares issued and outstanding	3	—
Common stock, $0.01 par value, 300,000,000 shares authorized; 66,619,711 shares issued and outstanding	666	—
Additional paid-in-capital	830,003	—
Retained deficit/accumulated loss	(187,091)	(36,994)
Total stockholders’/members’ equity	643,581	285,502

TOTAL	$1,677,983	$624,656

Midstates Petroleum Company, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended December 31, 2012		For the Twelve Months Ended December 31,
	2012	2011	2012	2011

REVENUES:
Oil sales	$72,149	$54,646	$218,430	$177,464
Natural gas sales	7,944	5,851	16,030	20,665
Natural gas liquid sales	9,310	5,735	23,617	15,683
Gains (Losses) on commodity derivative contracts — net (1)	(910)	(27,285)	(11,158)	(4,844)
Other	422	205	754	465

Total revenues	88,915	39,152	247,673	209,433

EXPENSES:
Lease operating and workover	11,543	5,981	30,500	16,117
Severance and other taxes	6,823	4,588	24,921	13,640
Asset retirement accretion	260	129	723	334
General and administrative	11,573	37,307	30,541	68,915
Acquisition and transaction costs	12,209	—	14,884	—
Depreciation, depletion, and amortization	38,960	29,068	125,561	91,699

Total expenses	81,368	77,073	227,130	190,705

OPERATING INCOME (LOSS)	7,547	(37,921)	20,543	18,728

OTHER INCOME (EXPENSE)
Interest income	15	8	245	23
Interest expense — net of amounts capitalized	(9,411)	(1,359)	(12,999)	(2,094)

Total other income (expense)	(9,396)	(1,351)	(12,754)	(2,071)

INCOME (LOSS) BEFORE TAXES	(1,849)	(39,272)	7,789	16,657

Income tax expense (benefit)	561	—	157,886	—

NET INCOME (LOSS)	$(2,410)	$(39,272)	$(150,097)	$16,657

Loss per share (2)
Basic and Diluted	$(0.04)	N/A	$(2.50)	N/A

Weighted average shares outstanding (2)
Basic and Diluted	65,634	N/A	59,979	N/A

(1)         Includes an insignificant realized gain on commodity derivatives for the three months ended December 31, 2012. Includes $4.6 million, $15.8 million and $16.7 million of realized losses on commodity derivatives for the three months ended December 31, 2011, the twelve months ended December 31, 2012 and the twelve months ended December 31, 2011.

(2)         For the twelve months ended December 31, 2012, the calculations of loss per share and weighted average shares outstanding are pro forma.

Midstates Petroleum Company, Inc.

Statement of Stockholders’/Members’ Equity

(In thousands, except share amounts)

(Unaudited)

	Preferred Stock	Common Stock	Capital Contributions	Additional Paid-in- Capital	Retained deficit/ accumulated loss	Total Stockholders’/ Members’ Equity
Balance as of December 31, 2011	$—	$—	$322,496	$—	$(36,994)	$285,502
Issuance of common stock	—	476	(476)	—	—	—
Reclassification of members’ contributions	—	—	(322,020)	322,020	—	—
Proceeds from the sale of common stock	—	180	—	213,389	—	213,569
Issuance of preferred stock as consideration in Eagle property acquisition	3	—	—	291,953	—	291,956
Share-based compensation	—	10	—	2,641	—	2,651
Forfeitures of restricted stock	—	—	—	—	—	—
Net loss	—	—	—	—	(150,097)	(150,097)
Balance as of December 31, 2012	$3	$666	$—	$830,003	$(187,091)	$643,581

Midstates Petroleum Company, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,410)	$(39,272)	$(150,097)	$16,657
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized (gains) losses on commodity derivative contracts, net	924	22,647	(4,667)	(11,889)
Asset retirement accretion	260	129	723	334
Depreciation, depletion, and amortization	38,960	29,068	125,561	91,699
Share-based compensation	891	33,616	2,459	53,744
Deferred income taxes	561	—	157,886	—
Amortization of deferred financing costs	947	245	1,530	850
Change in operating assets and liabilities:
Accounts receivable — oil and gas sales	(13,019)	(5,892)	(11,826)	(9,651)
Accounts receivable — JIB and other	(13,973)	1,987	(11,019)	(3,125)
Prepayments and other assets	4,646	(2,038)	2,422	(2,259)
Inventory	(1,317)	(3,285)	(2,640)	(4,540)
Accounts payable	565	7,736	(646)	3,059
Accrued liabilities	25,780	(6,704)	27,931	5,977
Other	(246)	45	(368)	694

Net cash provided by operating activities	$42,569	$38,282	$137,249	$141,550

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(137,457)	(79,927)	(422,332)	(242,619)
Investment in acquired property	(351,276)	—	(351,276)	—

Net cash used in investing activities	$(488,733)	$(79,927)	$(773,608)	$(242,619)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	660,000	36,200	744,667	145,200
Repayment of long-term borrowings	(182,300)	—	(285,467)	—
Proceeds from issuance of mandatorily redeemable convertible preferred units	—	—	65,000	—
Repayment of mandatorily redeemable convertible preferred units	—	—	(65,000)	—
Proceeds from sale of common stock, net of initial public offering expenses of $6.4 million	(18)	—	213,569	—
Deferred financing costs	(17,314)	—	(24,876)	(863)
Cash received for units	—	2,700	—	2,870
Distributions to members	—	—	—	(50,572)
Other	—	(131)	—	(139)

Net cash provided by financing activities	$460,368	$38,769	$647,893	$96,496

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14,204	(2,876)	11,534	(4,573)

Cash and cash equivalents, beginning of period	4,674	10,220	7,344	11,917

Cash and cash equivalents, end of period	$18,878	$7,344	$18,878	$7,344

Midstates Petroleum Company, Inc.

Selected Financial and Operating Statistics

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		For the Three Months Ended September 30,
	2012	2011	2012	2011	2012
PRODUCTION DATA — Gulf Coast
Oil (Boe/day)	5,737	5,144	5,162	4,410	5,537
Natural gas (Mcf/day)	8,869	19,180	10,778	13,475	8,261
Natural gas liquids (Boe/day)	1,170	1,092	1,228	843	1,267
Oil equivalents (MBoe)	771	868	2,996	2,737	753
Average daily production (Boe/day)	8,385	9,433	8,187	7,499	8,182

PRODUCTION DATA — Mid-Continent (3)
Oil (Boe/day)	2,216	—	557	—	—
Natural gas (Mcf/day)	19,021	—	4,781	—	—
Natural gas liquids (Boe/day)	1,820	—	458	—	—
Oil equivalents (MBoe)	663	—	663	—	—
Average daily production (Boe/day)	7,207	—	1,812	—	—

PRODUCTION DATA — Combined
Oil (Boe/day)	7,954	5,144	5,719	4,410	5,537
Natural gas (Mcf/day)	27,890	19,180	15,559	13,475	8,261
Natural gas liquids (Boe/day)	2,990	1,092	1,686	843	1,267
Oil equivalents (MBoe)	1,434	868	3,659	2,737	753
Average daily production (Boe/day)	15,592	9,433	9,999	7,499	8,182

AVERAGE SALES PRICES:
Oil, without realized derivatives (per Bbl)	$98.60	$115.46	$104.35	$110.25	$104.32
Oil, with realized derivatives (per Bbl)	$93.65	$105.77	$95.05	$99.85	$96.15
Natural gas, without realized derivatives (per Mcf)	$3.10	$3.32	$2.81	$4.20	$2.97
Natural gas, with realized derivatives (per Mcf)	$3.98	(2)	$3.21	(2)	(2)
Natural gas liquids, without realized derivatives (per Bbl)	$33.84	$57.08	$38.27	$50.98	$35.46
Natural gas liquids, with realized derivatives (per Bbl)	$38.79	(2)	$40.48	(2)	(2)

COSTS AND EXPENSES (PER BOE OF PRODUCTION)
Lease operating and workover	$8.05	$6.89	$8.34	$5.89	$8.72
Severance and other taxes	$4.76	$5.28	$6.81	$4.98	$8.57
Asset retirement accretion	$0.18	$0.15	$0.20	$0.12	$0.22
Depreciation, depletion, and amortization	$27.17	$33.49	$34.32	$33.50	$40.76
General and administrative (1)	$8.07	$42.98	$8.35	$25.18	$10.56
Acquisition and transition costs	$8.51	$—	$4.07	$—	$3.55

(1)         Includes $0.62, $38.73, $0.67 and $19.64 per Boe for share-based compensation for the three months ended December 31, 2012 and 2011, and the twelve months ended December 31, 2012 and 2011, respectively.

(2)         The Company did not have hedges in place on its natural gas or NGL production prior to October 1, 2012.

(3)         Mid-Continent average daily production for the year ended December 31, 2012 represents the annual impact of production for the three months ended December 31, 2012 of the Mid-Continent assets Midstates acquired effective October 1, 2012.

Midstates Petroleum Company, Inc.

Summary of Commodity Derivative Contracts as of March 5, 2013

(Unaudited)

GULF COAST

	2013	2014

Oil (Bbls):
WTI Swaps - LA
Hedged Volume	1,700,874	809,950
Hedged Volume (BPD)	4,660	2,219
Weighted Average Fixed Price (per Bbl)	$95.55	$87.33

WTI to LLS Basis Differential Swaps (1)
Hedged Volume	1,602,164	501,000
Hedged Volume (BPD)	4,389	1,373
Weighted Average Differential (per Bbl)	$5.89	$5.35

MID-CONTINENT

	2013	2014

Oil (Bbls):
WTI Swaps - OKLA
Hedged Volume	237,600	156,000
Hedged Volume (BPD)	651	427
Weighted Average Fixed Price (per Bbl)	$96.10	$93.00

WTI Collars - OKLA
Hedged Volume	203,004	164,400
Hedged Volume (BPD)	556	450
Weighted Average Floor ($/BBL)	$85.27	$88.49
Weighted Average Ceiling ($/BBL)	$100.70	$97.94

Natural Gas Collars - OKLA
Hedged Volume (MMBTU)	2,232,996	1,685,004
Hedged Volume (MMBTU/D)	6,118	4,616
Weighted Average Floor ($/MMBTU)	$3.68	$3.99
Weighted Average Ceiling ($/MMBTU)	$4.91	$5.09

NGL’s (Bbls):
NGL Swaps
Hedged Volume	258,000	151,500
Hedged Volume (BPD)	707	415
Weighted Average Fixed Price (per Bbl)	$63.42	$62.16

(1)         The Company enters into swap arrangements intended to capture the positive differential between the Louisiana Light Sweet (“LLS”) pricing and West Texas Intermediate (“NYMEX WTI”) pricing.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest income, interest expense, income taxes, depreciation, depletion and amortization, property impairments, unrealized commodity derivative gains and losses and non-cash stock-based compensation expense. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively.

Midstates Petroleum Company, Inc.

Adjusted EBITDA

(In thousands)

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		For the Three Months Ended September 30,
	2012	2011	2012	2011	2012
Adjusted EBITDA reconciliation to net income (loss):
Net income (loss):	$(2,410)	$(39,272)	$(150,097)	$16,657	$(17,803)
Depreciation, depletion and amortization	38,960	29,068	125,561	91,699	30,692
Change in unrealized (gain) loss on commodity derivative contracts	924	22,647	(4,667)	(11,889)	29,566
Income taxes	561	—	157,886	—	(11,592)
Interest income	(15)	(8)	(245)	(23)	(80)
Interest expense - net of amounts capitalized	9,411	1,359	12,999	2,094	908
Asset retirement obligation accretion	260	129	723	334	165
Share-based compensation	891	33,616	2,459	53,744	886

Adjusted EBITDA (1)	$48,582	$47,539	$144,619	$152,616	$32,742

Adjusted EBITDA reconciliation to net cash provided by operating activities:
Net cash provided by operating activities	42,569	38,282	137,249	141,550	34,717
Changes in working capital	(2,436)	8,151	(3,854)	9,845	(2,596)
Interest income	(15)	(8)	(245)	(23)	(80)
Interest expense - net of amounts capitalized and accrued but not paid	9,411	1,359	12,999	2,094	908
Amortization of deferred financing costs	(947)	(245)	(1,530)	(850)	(207)

Adjusted EBITDA (1)	$48,582	$47,539	$144,619	$152,616	$32,742

(1)         For the three and twelve months ended December 31, 2012, and the three months ended September 30, 2012, the Company incurred transaction costs of $12.2 million, $14.9 million and $2.7 million, respectively. Adjusted EBITDA excluding these  transaction costs for the three and twelve months ended December 31, 2012 and the three months ended September 30, 2012 would have been $60.8 million, $159.5 million and $35.4 million, respectively.

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings to exclude certain non-cash items and transaction costs . Adjusted net income is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		For the Three Months Ended September 30,
	2012	2011	2012	2011	2012

Net income - GAAP	(2,410)	(39,272)	(150,097)	16,657	(17,803)
Adjustments for certain non-cash items:
Unrealized mark-to-market (gain)/loss on commodity derivative contracts	924	22,647	(4,667)	(11,889)	29,566
Deferred tax charge - IPO, corporate reorganization			149,489
Acquisition and transaction costs	12,209	—	14,884	—	2,675

Tax impact (1)	(5,261)	—	(4,093)	—	(12,703)

Adjusted net income - non-GAAP	$5,462	$(16,625)	$5,516	$4,768	$1,735

(1)         The tax impact is computed utilizing the Company’s effective federal and state income tax rates. The income tax rates for the three and twelve months ended December 31, 2012 was approximately 40%. Prior to April 25, 2012, the Company was not a tax paying entity.

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust operating expenses to exclude certain non-cash items. Cash Operating Expenses is not a measure of operating expenses as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of Operating Expenses (GAAP) to Cash Operating Expenses (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		For the Three Months Ended September 30,
	2012	2011	2012	2011	2012

Operating Expenses - GAAP	$81,368	$77,073	$227,130	$190,705	$54,499
Adjustments for certain non-cash items:
Asset retirement accretion	(260)	(129)	(723)	(334)	(165)
Share-based compensation	(891)	(33,616)	(2,459)	(53,744)	(886)
Depreciation, depletion, and amortization	(38,960)	(29,068)	(125,561)	(91,699)	(30,692)

Cash Operating Expenses - Non-GAAP (1)	$41,257	$14,260	$98,387	$44,928	$22,756
Cash Operating Expenses - Non-GAAP, per Boe (1)	$28.77	$16.43	$26.89	$16.42	$30.22

(1)         For the three and twelve months ended December 31, 2012, and the three months ended September 30, 2012, cash operating expenses include transaction costs of $12.2 million ($8.51 per Boe), $14.9 million ($4.07 per Boe), and $2.7 million ($3.55 per Boe), respectively, attributable to costs incurred during the period related to the Eagle property acquisition.  Cash operating expenses excluding transaction costs were $20.26 per Boe and $22.82 per Boe, respectively for the three and twelve months ended December 31. 2012 and $26.67 per Boe for the three months ended September 30, 2012.

Non-GAAP Definitions

All-In Finding and Development Costs (“F&D”)

Midstates believes that the analysis of F&D cost is a useful tool in helping to evaluate capital productivity. The Company calculates F&D cost by dividing development and exploration capital expenditures and the cost of acquired reserves by the sum of reserve extensions and discoveries, purchases of reserves in place, and total revisions for the year.